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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


      Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                   Commission File Number      000-25857
                                               ---------


                           PERSISTENCE SOFTWARE, INC.
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             (Exact name of registrant as specified in its charter)


                     1720 SOUTH AMPHLETT BLVD., THIRD FLOOR
                           SAN MATEO, CALIFORNIA 94402
                                 (650) 372-3600
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                  (1) COMMON STOCK, PAR VALUE $0.001 PER SHARE
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            (Title of each class of securities covered by this Form)


                                      NONE
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   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]          Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12g-4(a)(2)(ii)   [ ]          Rule 15d-6                [ ]
         Rule 12h-3(b)(1)(i)    [X]

      Approximate number of holders of record as of the certification or notice date: One
      ---

      Pursuant to the requirements of the Securities Exchange Act of 1934, Persistence Software, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: November 5, 2004                     PERSISTENCE SOFTWARE, INC.


                                           /s/ Christopher T. Keene
                                           ------------------------------------
                                           By: Christopher T. Keene
                                           Its: Chief Executive Officer